FUNDX INVESTMENT TRUST
AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) is made this 31st  day of October, 2016, by and between FUNDX INVESTMENT TRUST (the “Trust”), a statutory trust organized under the laws of the State of Delaware, and FUNDX INVESTMENT GROUP LLC (the “Advisor”), with respect to the Investment Advisory Agreement (the “Agreement”) between the Trust and the Advisor dated August 4, 2014.

This Amendment is for the purpose of adding an additional series of the Trust to the Agreement.

1.	Schedule A to the Agreement is hereby amended in its entirety and replaced with Schedule A attached to this Amendment.

2.	Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all on the day and year first above written.

FUNDX INVESTMENT TRUST	FUNDX INVESTMENT GROUP LLC
on behalf of the series listed on Schedule A

By: /s/ Jason Browne	By: /s/ Janet Brown
Name: Jason Browne	Name: Janet Brown
Title: President	Title: President

SCHEDULE A
(As of October 31, 2016)

Series of FundX Investment Trust	Annual Fee Rate	Effective Date

FundX Upgrader Fund	1.00% on assets up to $500 million, 0.90% on assets between $500 million and $750 million, 0.80% on assets between $750 million and $1 billion, and 0.70% on assets over $1 billion.	August 4, 2014
FundX Aggressive Upgrader Fund	1.00% on assets up to $500 million, 0.90% on assets between $500 million and $750 million, 0.80% on assets between $750 million and $1 billion, and 0.70% on assets over $1 billion.	August 4, 2014
FundX Conservative Upgrader Fund	1.00% on assets up to $500 million, 0.90% on assets between $500 million and $750 million, 0.80% on assets between $750 million and $1 billion, and 0.70% on assets over $1 billion.	August 4, 2014
FundX Flexible Income Fund	0.70% of average daily net assets	August 4, 2014
FundX Tactical Upgrader Fund	1.00% of average daily net assets	August 4, 2014
FundX Tactical Total Return Fund	1.00% of average daily net assets	August 4, 2014

FundX Sustainable Impact Fund	1.00% on assets up to $500 million, 0.90% on assets between $500 million and $750 million, 0.80% on assets between $750 million and $1 billion, and 0.70% on assets over $1 billion.	October 31, 2016

FUNDX INVESTMENT TRUST	FUNDX INVESTMENT GROUP LLC

By: /s/ Jason Browne	By: /s/ Janet Brown
Name: Jason Browne	Name: Janet Brown
Title: President	Title: President